Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS, INC. ANNOUNCES RESULTS
FROM SHAREHOLDER MEETING

St. Louis, MO, February 3, 2005 At the annual meeting of Ralcorp Holdings, Inc., (NYSE: RAH) held yesterday, shareholders elected five Directors to the Company’s Board. All five Directors are currently members of Ralcorp’s Board of Directors.

Elected to three year terms expiring in 2008 were:

•	David R. Banks, Director since May 2001 and former Chairman of the Board of Beverly Enterprises, Inc.;
•	Kevin J. Hunt, Director since October 2004 and Co-Chief Executive Officer and President of Ralcorp Holdings, Inc.; and
•	David W. Kemper, Director since October 1994 and Chairman, President and Chief Executive Officer of Commerce Bancshares, Inc.

Elected to a two year term expiring in 2007 was:

•	Bill G. Armstrong, Director since October 2004 and former Executive Vice President and Chief Operating Officer of Cargill Animal Nutrition.

Elected to a one year term expiring in 2006 was:

•	David P. Skarie, Director since October 2004 and Co-Chief Executive Officer and President of Ralcorp Holdings, Inc.

Shareholders also approved an amendment to the Company’s 2002 Incentive Stock Plan relating to anti-dilution adjustments.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.